Exhibit 10.6 (d)

AGREEMENT OF SALE

THIS AGREEMENT OF SALE (this “Agreement”), is entered into as of this 15th of December, 2004 (the “Effective Date”) between the BOARD OF COUNTY COMMISSIONERS OF GARRETT COUNTY, a political subdivision of the State of Maryland (the “Seller”), having an address at 203 South 4th Street, Courthouse Room 208, Oakland, Maryland 21550, Attention: Mr. James Hinebaugh, and AMERICAN WOODMARK CORPORATION, a body corporate organized and existing under the law of the State of Virginia having an address at 3102 Shawnee Drive, Winchester, Virginia 22601-4208, Attention: Mr. Glenn Eanes, Vice President & Treasurer (the “Buyer”).

Recitals

1. The Seller owns a parcel of real property (as described below), which the Buyer desires to purchase and Seller desires to sell, and

WITNESSETH, THAT FOR AND IN CONSIDERATION of the mutual covenants and agreements of the parties hereto, as are set forth below, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged by each party hereto, the Seller hereby agrees to sell to the Buyer and the Buyer hereby agrees to purchase from the Seller all of that parcel of land in Garrett County, Maryland, containing 37 acres of land, more or less, which is more fully described on Exhibit A attached hereto,

TOGETHER WITH any improvements thereon, and any rights, alleys, ways, waters, privileges, appurtenances and advantages, to the same belonging or in any way appertaining (all of which land, improvements and appurtenances are referred to collectively as the “Property”), but reserving unto the Seller title to all streets and roads adjoining the Property.

ON THE TERMS AND SUBJECT TO THE CONDITIONS set forth in this Agreement:

Section 1. Purchase Price. The Buyer shall pay to the Seller (i) as the purchase price for the Property an amount equal to One Million Two Hundred Ninety-Five Thousand Dollars ($1,295,000.00) (the “Purchase Price”), except that the Purchase Price shall be adjusted at Closing to equal the product obtained by multiplying $35,000 by the acreage of the Property (computed to three decimal places) as shown on a survey of the Property obtained by the Seller prior to Closing. At Closing, the Buyer shall pay to the Seller the entire Purchase Price for the Property by executing and delivering to the Seller a Deed of Trust Note, Loan Agreement, and Deed of Trust in forms acceptable to the parties and to the Department of Business and Economic Development, a principal department of the State of Maryland (“DBED”), and in the amount of the Purchase Price.

Section 2. Conditions Precedent; Title.

2.1. Conditions Precedent. The Buyer’s obligation under the terms of this Agreement to complete Closing shall be conditioned on the satisfaction (or the Buyer’s written waiver thereof) of each of the following conditions precedent:

2.1.1. Representations. Each of the Seller’s representations in Section 4 of this Agreement shall be true and accurate in all material respects.

2.1.2 Feasibility Period. The Buyer shall have until 5:00 p.m. on the twenty-eighth (28th) day after the Effective Date (as it may be extended, the “Feasibility Period”), during which time the Buyer may determine, in its sole and absolute discretion, the feasibility of its acquisition and development of the Property by conducting, at its own expense, any investigations, studies, and surveys as it deems appropriate. If the Buyer gives notice to the Seller at any time during the Feasibility Period that it has decided, in its sole and absolute discretion, not to purchase the Property, this Agreement shall terminate and neither party shall have any further obligation to the other under this Agreement, except for the Seller’s and the Buyer’s respective obligations under Sections 6.2 and 9 (the “Surviving Obligations”), which shall survive termination. If the Buyer does not give such notice of termination prior to the end of the Feasibility Period, the Buyer shall be deemed to have conclusively waived its right to terminate this Agreement under the foregoing provisions. The Feasibility Period may be extended in the sole discretion of the Seller.

2.2. Title Commitment. Within five (5) days following the Effective Date, the Buyer, at the Buyer’s expense, shall order a title commitment for the Property (the “Commitment”), together with a copy of all documents of record and all exceptions to title to the Property as indicated in the Commitment from a title company of the Buyer’s choosing (the “Title Company”). If the Commitment discloses defects in title or other adverse matters other than (a) utility easements, setback restrictions and other easements, covenants and restrictions required in connection with the development of the Property which do not materially, adversely affect the Buyer’s intended development of the Property, (b) non-delinquent real estate taxes, or (c) any other title or survey defect not objected to by the Buyer set forth in the Commitment (the “Permitted Title Exceptions”), the Buyer shall notify the Seller of these defects on or before the fifteenth (15th) day after the Effective Date. If the Buyer does not give notice within such time, the Buyer shall be conclusively deemed to have accepted all title matters with respect to the Property. Upon receipt of notice from the Buyer that any title defects or other matters shall exist with respect to the Property, other than a Permitted Title Exception, the Seller, within ten (10) days after receipt of the Buyer’s notice, shall notify the Buyer in writing whether the Seller will remedy any or all such title defects or other objectionable matters prior to Closing. If the Seller does not agree to cure all such title defects and other objectionable matters prior to Closing, the Buyer may, by written notice to the Seller given within five (5) days after receipt of the Seller’s notice, (x) waive any such title defects or other objectionable matters that the Seller has not agreed to cure in which case such defects, or matters shall be deemed to be Permitted Title Exceptions, or (y) terminate this Agreement, whereupon neither party shall have any further rights or obligations under this Agreement except for the Surviving Obligations.

Section 3. Closing, Title and Possession.

3.1. Closing. The settlement of the purchase and sale of the Property (the “Closing”) shall take place at 10:00 a.m. on or before the sixtieth (60th) day after the Effective Date (the “Outside Closing Date”), at a location acceptable to the Buyer and the Seller (or on any earlier date designated by the Buyer by a notice given to the Seller at least 10 days prior thereto).

3.2. Title. At Closing, the Seller shall convey to the Buyer the title to the Property in fee simple, by a special warranty deed, subject only to the Permitted Title Exceptions.

3.3. Possession and Burden of Risk. At Closing, the Seller shall deliver to the Buyer possession of the Property, free of any tenancies and other rights or claims of right to its use or occupancy. Until Closing, the Seller shall bear the risk of any damage to or destruction of any improvements on the Property.

3.4. Closing Costs; Adjustments.

3.4.1. Recordation Costs. The Buyer shall pay all state and county recordation taxes, documentary stamp taxes and transfer taxes, including all agricultural land transfer taxes. The Buyer shall pay any recording fees, lien certificate charges, survey costs, title examination fees, title insurance premiums, and all other costs incurred in recording the deed among the Land Records of Garrett County, Maryland. The Seller hereby notifies the Buyer that the conveyance of the Property to the Buyer may be subject to the agricultural land transfer tax imposed under subtitle 3, title 13 of the Maryland Tax-Property Code.

3.4.2. Taxes. All general and special real property taxes and metropolitan district, front-foot benefit, water rent or other charges levied or assessed against the Property by any public or quasi-public authority before, at or as a result of Closing, (collectively, the “Taxes”), shall be (a) apportioned between the parties hereto as of Closing, based upon the Taxes or (if payable in installments) installment thereof for the entire year or other period during which Closing occurs (except for any penalty for post payment thereof, which shall be paid by the Seller at or before Closing), and any adjustment required to accomplish the same may be made after Closing, if necessary, and (b) paid thereafter by the Buyer.

3.4.3. Legal Fees. Each party shall pay its own legal fees in connection with the transactions contemplated under this Agreement and the Closing.

Section 4. Representations.

4.1. To induce the Buyer to enter into this Agreement, the Seller hereby represents and warrants to the Buyer that, on the date hereof and as of the date of Closing:

4.1.1. To the best of the Seller’s knowledge, information, and belief, there are no leases of or other rights of possession, use or occupancy in, on or through the Property;

4.1.2. To the best of the Seller’s knowledge, information, and belief, there are no threatened or pending annexation or condemnation proceedings, or other litigation or proceedings against or affecting any part of the Property; and

4.1.3. To the best of the Seller’s knowledge, information, and belief, the Seller has not entered into any other contract of sale for any part of the Property, other than such as have previously been terminated and are no longer binding on the Seller, nor does any other party have a right of first refusal or option to purchase any portion of the Property.

4.2. To induce each other to enter into this Agreement, each person executing this Agreement on behalf of a party hereto hereby represents to the other that it has been duly authorized and empowered to execute this Agreement on behalf of such party, and has the full power and authority to bind such party and that this Agreement constitutes the valid and binding obligation of such party.

4.3. At Closing, each party shall be deemed to have represented and warranted to the other party hereto that its respective warranties and representations under this Section 4 are true and accurate as of Closing (or, if any representation or warranty expressly provides that it is made to the best of such party’s knowledge, then such party shall be deemed to have represented and warranted that such representation or warranty is, to the best of such party’s knowledge, true and accurate as of Closing). The representations and warranties made in this Agreement, and the respective rights and obligations of the parties under this Section, shall survive Closing for a period of one year.

Section 5. Cooperation and Improvements.

5.1. Cooperation. The Seller shall, at the Buyer’s request and expense before and after Closing, cooperate with the Buyer’s efforts with regard to developing the Property, including joining in all applications for building permits and site and development plan approvals and amendments, the granting of or entry into which by any federal, state or local governmental or quasi-governmental authority having jurisdiction over the Property is necessary to permit the development and improvement of the Property for the purposes contemplated by the Buyer, and any other documents reasonably deemed necessary by the Buyer in connection therewith, and shall fully support and cooperate with he Buyer’s efforts with respect to all of the foregoing. The Seller shall not incur any expense in cooperating with the Buyer, and any fees or other governmental charges required to be paid in connection with the execution of any of the foregoing documents requested by the Buyer shall be paid by the Buyer. Notwithstanding the foregoing, the Seller shall not be required to cooperate with or join in any approval which would not be permitted by law or impose any obligation, liability or expense on the Seller or that would burden any other property other than the Property. The Buyer agrees, in connection with all of the foregoing efforts of the Buyer, that the Buyer will provide to the Seller copies of all plans submitted to governmental authorities.

5.2. Improvements. The Buyer understands, acknowledges, and agrees that the Property is being sold and conveyed absolutely AS IS and the Seller makes no representations or warranties whatsoever as to the condition of the Property, its fitness or suitability for any purpose intended by the Buyer, the availability or adequacy of any utilities or facilities serving the Property, the presence of burial grounds or archaeological sites on the Property, or whether the Buyer will be able to obtain any permits or approvals to develop the Property.

Section 6. Right of Entry.

6.1. During the period beginning on the Effective Date and ending on the Closing Date, the Buyer and its employees, agents, contractors and subcontractors may at any time or times enter the Property and, while thereon, (a) make surveys and appraisals, take measurements, test borings, other tests of surface and subsurface conditions and soil tests, make structural and engineering studies, (b) inspect the Property, (c) secure and fence the Property, set up a construction trailer, bring construction equipment onto the Property, stake and utility mark the Property and install sediment control fencing, and (d) conduct other site development work approved by the Seller in writing (collectively, the “Pre-Construction Work”) all at the Buyer’s sole risk and expense, provided, however, that prior to entering the Property, the Buyer shall obtain and thereafter maintain in effect a commercial general liability insurance policy covering the Property in the amount of Three Million Dollars ($3,000,000) combined single limit per occurrence and Five Million Dollars ($5,000,000) in the aggregate, and shall provide the Seller with an insurance certificate naming the Seller as additional insured under such policy. In addition, prior to performing any Pre-Construction Work, the Buyer shall obtain all governmental permits and approvals required therefor and shall provide copies thereof to the Seller. All Pre-Construction Work shall be performed only in accordance with all applicable laws, order, rules, and regulations of governmental authorities. No footings, foundations, utilities or other improvements may be placed, installed or constructed upon the Property by the Buyer prior to Closing without the prior written consent of the Seller, which consent may be made or withheld in the sole and absolute discretion the Seller.

6.2. If the Buyer exercises its rights under the foregoing provisions of this Section, it shall (a) keep the Property free and clear of any and all liens or claims resulting therefrom; (b) indemnify, defend, and hold harmless the Seller against any and all loss, liability, claims, damages or expenses (including reasonable attorneys’ fees) incurred by the Seller for loss or damage to property and/or injuries to or death of persons arising therefrom; and (c) if Closing does not occur for any reason, promptly repair any damage to the Property caused by such exercise and in a condition equal to or better than before the exercise of said right of entry. The rights and obligations of the parties hereto under this Section 6.2 shall survive Closing or any earlier termination of this Agreement.

Section 7. Default.

7.1. At or Before Closing. Upon a default by either party in performing its obligations under this Agreement to complete Closing or in a timely fashion to take any action which it is required to take before Closing, the non-defaulting party may, by notifying the defaulting party, declare such default and exercise its rights under the following provisions of this Section.

7.1.1. If the Buyer is the defaulting party, the Seller shall be entitled to exercise any rights and remedies which are available to the Seller at law or in equity. The provisions of this Section 7.1.1 shall not limit the Buyer’s liability under the Surviving Obligations.

7.1.2. If the Seller is the defaulting party, the Buyer shall be entitled, as its sole remedies at law or in equity, after such declaration of default to (a) seek specific performance of the Seller’s obligation to convey the Property pursuant to this Agreement, the Buyer expressly waiving any right to recover damages against the Seller, or (b) terminate this Agreement. If the Buyer terminates this Agreement pursuant to the foregoing provisions of this paragraph, (i) this Agreement shall automatically terminate, and (ii) neither party shall thereafter have any further obligation to the other under this Agreement, except for the Surviving Obligations.

7.1.3. Notwithstanding anything in this Section to the contrary, neither party shall be entitled to exercise any right under this Agreement, or at law or in equity, on account of any default by the other party (other than a failure by such party to complete Closing in accordance with the provisions of this Agreement) unless it gives the defaulting party written notice of its intention to take such action by at least ten (10) days prior thereto, and unless during such period the defaulting party has not cured such default.

7.2. After Closing or Termination of Agreement. If either party defaults under the terms of this Agreement after Closing, the non defaulting party may exercise all rights or remedies which it has at law or in equity.

Section 8. Notices. Any notice, demand, consent, approval, request or other communication or document to be provided under this Agreement to a party (each of which is referred to as a “Notice”) (a) shall be in writing, (b) shall be deemed to have been provided (1) on the third business day after being sent as certified or registered mail in the United States mails, postage prepaid, return receipt requested, or (2) on the next business day after being deposited (in time for delivery by such service on such business day) with Federal Express or another national overnight courier service, or (3) on the date of delivery, if delivered by hand with written receipt thereof, in each case to the address of such party set forth above or to any other address in the United States of America as a party may designate from time to time by Notice to the other party, and (c) (i) if provided to the Seller, shall also be provided to its attorney                                                  N/A                                                 , Maryland             N/A            , or (ii) if provided to the Buyer, shall also be provided to its attorney                                          N/A                                         .

Section 9. Commissions. Each party represents and warrants to the other that, in connection with the sale and purchase of the Property, the party so representing and warranting has not dealt with any real estate broker, agent or finder. Each party shall indemnify and hold harmless the other against and from any inaccuracy in such party’s representation. The rights, obligations, warranties, and representations of the parties under this Section shall survive Closing or any termination of this Agreement before Closing.

Section 10. General.

10.1. Effect. This Agreement (a) shall become effective on and only on its execution and delivery by both parties; and (b) represents the complete understanding between the parties as to its subject matter, and supersedes all prior written or oral negotiations, representations, guaranties, warranties, promises, statements, or agreements between the parties as to the same. No determination by any court, governmental body or otherwise that any provision of this Agreement is invalid or unenforceable in any instance shall affect the validity or enforceability of (a) any other provision, or (b) such provision in any circumstance not controlled by the determination. Each such provision shall be valid and enforceable to the fullest extent allowed by, and be construed wherever possible as being consistent with, applicable law.

10.2. Amendment. This Agreement may be amended by and only by an instrument executed and delivered by each party.

10.3. Applicable Law. This Agreement shall be given effect and construed by application of the law of Maryland, and any action or proceeding arising under this Agreement shall be brought in the courts of Maryland. By its execution hereof, the Buyer hereby agrees that jurisdiction and venue shall be proper in the Courts of Maryland or the United States District Court for Maryland.

10.4. Construction. As used in this Agreement, (a) the term “person” means a natural person, a trustee, a corporation, a partnership, a limited liability company and any other form of legal entity; and (b) all references made (i) in the neuter, masculine or feminine gender shall be deemed made in all such genders, (ii) in the singular or plural number shall be deemed made, respectively, in the plural or singular number as well, (iii) to the Seller or the Buyer shall be deemed to refer to each person so named above and, subject to the provisions of Section 10.7, its respective successors and assigns, and (iv) to any Section or subsection shall, unless expressly stated to the contrary therein, be deemed made to such Section or subsection of this Agreement. The headings of all Sections, subsections, paragraphs, and subparagraphs are provided only for convenience of reference, and shall not be considered in construing their contents. Any writing or plat referred to in this Agreement as being attached as an exhibit or otherwise designated as an exhibit to this Agreement is made a part of this Agreement. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which when taken together, shall constitute one and the same instrument.

10.5. Binding Effect. This Agreement shall be binding on and inure to the benefit of the parties hereto and, subject to the provisions of Section 10.7, their respective successors and assigns in interest hereunder.

10.6. Time of Essence. Time shall be of the essence of this Agreement, except that, whenever the last day for a party’s exercise of any right or discharge of any obligation hereunder is a Saturday, Sunday or statutory holiday, such party shall have until the next day other than a Saturday, Sunday or statutory holiday to exercise such right or discharge such obligation.

10.7. Assignment. The Buyer shall not assign any or all of its rights under this Agreement without first obtaining the Seller’s express, written consent thereto, which consent may be given or withheld in the sole and absolute discretion of the Seller.

10.8. Recordation. This Agreement may not be recorded by either party.

10.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original, but all of which, when taken together, shall constitute one document.

IN WITNESS WHEREOF, each party hereto has executed this Agreement the day and year set forth below such party’s signature.

WITNESS:		BOARD OF COUNTY COMMISSIONERS OF GARRETT COUNTY

/s/ CM Wellis		By:	/s/ Ernest J. Gregg
Name:	CM Wellis	Name:	Ernest J. Gregg
		Title:	Chairman

WITNESS:		AMERICAN WOODMARK CORPORATION

		By:	/s/ Glenn Eanes
Name:		Name:	Glenn Eanes
		Title:	Vice President & Treasurer

The Department of Business and Economic Development (“DBED”) joins in this Agreement for the sole purpose of acknowledging that it has agreed to make a $1,750,000 Maryland Economic Development Assistance Authority and Fund grant (the “Grant”) to the Seller, the proceeds of which are to be regranted to the Buyer to assist with the development of the Property. Further, DBED acknowledges that it has agreed to disburse up to $1,000,000 of the Grant to the Seller to reimburse the Buyer for up to $1,000,000 of general development costs incurred by the Buyer during the right of entry period specified in Section 6 of this Agreement regardless of whether the Buyer ultimately acquires the Property under the terms of this Agreement.

DEPARTMENT OF BUSINESS AND ECONOMIC DEVELOPMENT

By:	/s/ Aris Melissaratos
Name:	Aris Melissaratos
Title:	Secretary

CONTRACT OF SALE

EXHIBIT A

Description of Land

HIGHLAND ENGINEERING & SURVEYING, INC.

1426 MEMORIAL DRIVE

OAKLAND, MARYLAND 21550

301-334-6185

(FAX) 301-334-8317

Description For Deed

November 2004

...all that certain tract, piece or parcel of lands and premises situate, lying and being in Election District 3 of Garrett County, Maryland, which is more particularly described as follows:

Beginning for the same at a 5/s” rebar found marking the northeastern corner of lands of Robert Oester (Liber 250, page 75) thence with said lands

South 76°35’Sl” West 256.90 feet to a  5/g” rebar found, thence

North 1°18’42” West 676.14 feet with lands of Herbert W. Butler (Liber 383, page 457) to a concrete monument found, thence two courses with lands of the State of Maryland (Liber 187, page 553)

North 0°36’35” West 1226.90 feet to a 2” pipe found,

South 83 59’26” East 724.30 feet to a  1/2” rebar set, thence eight courses through lands of Board of County Commissioners of Garrett County, Maryland

South 15°07’SB” East 240.24 feet to a  1/2” rebar set,

South 81°51’44” East 138.37 feet to a  1/2” rebar set,

South 34°41’18” East 150.78 feet to a  1/2” rebar set,

South 5°37’50” West 129.31 feet to a  1/2” rebar set,

South 46°49’31” West 116.78 feet to a  1/2” rebar set,

South 0°09’40” West 1175.42 feet to a  1/2” rebar set,

South 86°34’48” West 465.45 feet to a  1/2” rebar set,

North 83°00’09” West 162.84 feet to the beginning, containing 36.873 acres, more or less. As shown on a plat recorded among the Land Records of Garrett County, Maryland in Plat Case DKM 2, file 351.

Being part of the lands described in a conveyance from the State of Maryland to the Board of County Commissioners of Garrett County, Maryland by deed recorded October 28, 2003 among the Land Records of Garrett County, Maryland in Liber 1007 at page 279.

Richard E. Skipper, Property Line Surveyor #351